Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

Financial Contact:	Media Contact:
Stephen G. Rutledge	David C. Rickey
Senior Vice President, CFO and	Vice President – Public Relations
Chief Investment Officer	(334) 613-4034
(334) 613-4500

ALFA CORPORATION AND ALFA MUTUAL GROUP REACH DEFINITIVE AGREEMENT

FOR PRIVATIZATION OF ALFA CORPORATION

Alfa Mutual Group to Acquire Publicly Held Shares of Alfa Corporation for $22.00 per Share

Montgomery, Ala. (November 5, 2007) – Alfa Corporation (NASDAQ: ALFA) (Alfa Corp.) and Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company (referred to collectively as the Alfa Mutual Group) today announced that they have entered into a definitive merger agreement pursuant to which the Alfa Mutual Group, which owns a majority of Alfa Corp.’s common stock, will acquire all of the outstanding shares of Alfa Corp.’s common stock that it does not currently own for $22.00 per share. This transaction will result in Alfa Corp. being delisted with NASDAQ and becoming a privately held corporation owned jointly by the Alfa Mutual Group. Concurrent with this agreement, the Alfa Mutual Group will acquire affiliate Alfa Mutual General Insurance Company’s (0.8%) ownership in Alfa Corp. at the same price offered to Alfa Corp. stockholders.

The Alfa Corp. Board of Directors approved the agreement following the unanimous recommendation of an independent special committee of the Board, comprised of four independent Alfa Corp. directors. The Alfa Mutual Group’s offer represents a 25.6% premium over Friday’s closing price and a multiple of 17 times Alfa Corp’s trailing twelve months operating earnings for the period ended September 30, 2007. The aggregate consideration payable to the minority stockholders under the transaction is approximately $840 million.

Independent Directors Support Transaction

“This transaction rewards Alfa Corp.’s unaffiliated stockholders with a fair price,” said John R. Thomas, Chairman of the special committee of Alfa Corp.’s Board of Directors. “Following extended negotiations, the special committee made its recommendation after evaluating the final proposal by the Alfa Mutual Group. In addition, the special committee obtained an opinion from a financial advisor that the consideration to be received by the public stockholders in the merger transaction is fair from a financial point of view.”

The Right Choice to Strengthen Alfa

“This agreement provides an outstanding opportunity for the future of the Alfa family of companies,” said Jerry Newby, President and Chief Executive Officer. “We believe this strategically and financially compelling transaction will benefit all of our stakeholders, including stockholders, policyholders and employees.

“In order for the Alfa companies to compete effectively over the long term, we must accelerate our investment in technology, accelerate expansion in our distribution channels and take other actions designed to promote long-term

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DEFINITIVE AGREEMENT FOR PRIVATIZATION OF ALFA CORPORATION

Nov. 5, 2007

growth. We’re confident this can be accomplished more effectively with a simpler and more nimble corporate structure,” Newby said.

Significant Value to Stockholders

“For Alfa Corp. stockholders, this transaction provides significant value through a substantial cash payment and realization of the gains that have accrued in Alfa Corp. stock. Since its initial listing on NASDAQ in July 1985, Alfa Corp. stock has realized a compound annual growth rate of 15.2 percent versus the S&P rate of 12.3 percent,” Newby said.

Benefits to Policyholders

“For our policyholders, management believes this transaction will lead to a stronger organization going forward. Specifically, we will have a simplified corporate structure and will eliminate our public company costs, which will free up time and resources. In turn, this will allow the company to sharpen its focus on delivering enhanced products and services to our customers, increase the company’s investment in technology and distribution, and achieve greater flexibility to move into new markets and expand our independent agent network. We are confident this is a win-win for all,” said Newby.

Business as Usual for Employees

“For our thousands of employees and agents, our attention to best-in-class customer service won’t change. There will be no change in the company’s management team and no one will lose their job as a result of this transaction. We believe our employees will welcome the company’s increased ability to invest in technology and delivery systems,” said Newby.

Steadfast Commitment to Core Values

Newby concluded, “Over the past 60 years, we have been proud to serve our customers and our communities, and our commitment to continuing to do so remains steadfast. Although we are entering a new chapter in Alfa’s history, our fundamental values of honesty, integrity and service will remain at the core of our company.”

Key Facts about the Transaction

During the past year, leadership from all areas of the company, including operations, finance, legal, human resources and marketing, evaluated Alfa’s ability to remain competitive in an increasingly crowded personal lines insurance industry. With the assistance of outside legal and financial advisors, and after considering a number of options, management and the Boards of Directors of the Alfa Mutual Group determined that this transaction is the right step for all stakeholders. Alfa Corp. announced on July 17, 2007, that it had received an offer from the Alfa Mutual Group that would result in the privatization of Alfa Corp. A special committee of independent Alfa Corp. directors was formed to negotiate the offer on behalf of the unaffiliated stockholders. In consultation with their independent legal and financial advisors, the special committee completed its review and a final agreement between the parties was reached November 4, 2007.

The transaction is subject to a number of conditions, including, among others, approvals by government regulators and the stockholders of Alfa Corp. and is expected to be completed in the first half of 2008. The Alfa Mutual Group has agreed to vote or cause to be voted all of its and its subsidiaries’ Alfa Corp. shares in favor of the transaction, providing the requisite stockholder approval for the transaction.

Goldman, Sachs & Co. served as the financial advisor and Alston & Bird LLP served as legal advisor to the Alfa Mutual Group. Lazard served as the independent financial advisor to the Special Committee of the Alfa Corp. Board and Skadden, Arps, Slate, Meagher & Flom LLP served as its independent legal advisor.

Alfa Corp. is engaged in insurance and financial activities through its subsidiaries. For more information on Alfa Corp., visit www.alfains.com.

DEFINITIVE AGREEMENT FOR PRIVATIZATION OF ALFA CORPORATION

Nov. 5, 2007

Investors are cautioned that statements in this news release which relate to the future, including, but not limited to, the statements regarding the future value and directions of the Alfa companies as a result of the proposed transaction, are, by their nature, uncertain and dependent upon numerous contingencies — including political, economic, regulatory, climatic, competitive, legal, and technological — any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corp.’s filings with the Securities and Exchange Commission (SEC).

In connection with the proposed merger, Alfa Corp. will file a proxy statement with the SEC, and upon SEC clearance, will mail the proxy to stockholders. Stockholders of Alfa Corp. are urged to read the proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a copy of the proxy statement as well as other filings containing information about Alfa Corp. when available, without charge, at the SEC’s internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained, when available, without charge, by directing a request to Alfa Corp. at 334/613-4332.

Alfa Corp., its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Alfa Corp.’s directors and executive officers is available in Alfa Corp.’s Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 14, 2007. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the SEC when they become available.

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